The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Gold Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rolling position in gold futures (the “Futures Contracts”), while targeting a level of implied volatility, with a maximum exposure to the Futures Cont rac ts of 500% and a minimum exposure to the Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Gold Vol Advantage Index (Bloomberg ticker: MQUSGVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: June 30, 2025 Final Review Date: June 28, 2030 Maturity Date: July 3, 2030 Review Dates: Monthly Contingent Interest Rate: At least 10.00%* per annum, payable monthly at a rate of at least 0.83333%*, if applicable Interest Barrier/ Trigger Value: An amount that represents 50.00% of the Initial Value CUSIP: 48136EWY7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48136EWY7/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the first through eleventh and final Review Dates) is greate r t han or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No furth er payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will r ece ive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date. If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) In no event, however, will the payment at maturity be less than $0. If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 5 0.0 0% of your principal amount at maturity and could lose all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r passed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospect us supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yNC1y Auto Callable Contingent Interest Notes linked to the MerQube US Gold Vol Advantage Index North America Structured Investments Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated June 18, 2025 Rule 424(b)(3) Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 4 - I dated April 13, 2023, the underlying supplement no. 5 - III dated March 5, 2025 and the prospectus addendum dated June 3, 2024 Payment at Maturity (assuming 10.00% per annum Contingent Interest Rate) Index Return $1,008.3333 60.00% $1,008.3333 40.00% $1,008.3333 20.00% $1,008.3333 5.00% $1,008.3333 0.00% $1,008.3333 - 10.00% $1,008.3333 - 20.00% $1,008.3333 - 40.00% $1,008.3333 - 50.00% $499.9000 - 50.01% $400.0000 - 60.00% $300.0000 - 70.00% $200.0000 - 80.00% $0.0000 - 100.00% Hypothetical Payment at Maturity *If the notes have not been automatically called and the closing level of the Index on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $8.3333 (equivalent to a Contingent Interest Rate of at least 10.00% per annum, payable at a rate of at least 0.83333% per month). The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • The benefit provided by the Trigger Value may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No rights with respect to the futures contracts underlying the Index or the commodity referenced by those futures contracts. • We may accelerate your notes if a commodity hedging disruption event occurs. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Risks Relating to the Index • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be adversely affected by a “volatility drag” effect. • The Index may be significantly uninvested. • The notes are subject to risks associated with gold. • There are risks relating to commodities trading on the LBMA. • The performance of the Index will differ from the performance of the commodity referenced by the Futures Contracts. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an “ excess return” inde x that does not reflect “total returns.” • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with f utures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on February 11, 2025 and may perform in unanticipated ways. • The Futures Contracts are subject to uncertain legal and regulatory regimes . • An investment in the n otes linked to the Index does not offer direct exposure to the spot price of gold. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yNC1y Auto Callable Contingent Interest Notes linked to the MerQube US Gold Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.